[Logo]

                     QUESTAR CORPORATION
                 180 East First South Street
                       P. O. Box 45433
               Salt Lake City, Utah 84145-0433



          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 To be Held on May 16, 1995



    The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at 1140 West Second South, Salt Lake City, Utah, on Tuesday, May 16, 1995, at 10:00 a.m., local time, for the following purposes:

1.  To elect five directors to hold office for three years; and

2. To transact such other business as may properly come before the meeting.

    Stockholders of record as of March 20, 1995, are entitled to receive notice of and to vote at the Annual Meeting.

                               By Order of the
                               Board of Directors

                               /s/ Connie C. Holbrook
                               Connie C. Holbrook
                               Vice President and Secretary
Salt Lake City, Utah
April 3, 1995

                   YOUR VOTE IS IMPORTANT.

    It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return the proxy in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it has been voted.

    Please note the location change for the Company's Annual Meeting. The address given above is the address of a new office building owned by Mountain Fuel Supply Company (a subsidiary of the Company). Free parking is available at the building.

                        QUESTAR CORPORATION
                          PROXY STATEMENT

                           May 16, 1995

     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 1995, at 10:00 a.m., local time, and any adjournment or adjournments of such meeting. At the Annual Meeting, holders of common stock will elect five directors of the Company, each for a three-year term.

                    Record Date; Vote Required

     Only stockholders of record at the close of business on March 20, 1995, will be entitled to notice of and to vote at the Annual Meeting. At such date, 40,501,220 shares of common stock were outstanding. Each share of common stock will be entitled to one vote on each matter coming before the meeting. In order to elect the five directors, the affirmative vote of the holders of a plurality of the shares of common stock present and entitled to vote at the Annual Meeting, provided a quorum is present, is required. The Company's Bylaws provide that votes "withheld" from director nominees will not be counted for purposes of determining whether such individuals receive a plurality of votes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters (broker nonvotes) will be considered to be voted only as to those matters actually voted.

                     Proxies and Solicitation

     Shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with specified instructions. If no instructions are indicated, proxies representing shares of common stock will be voted for the Board of Directors' nominees for director. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

     This solicitation is made on behalf of the Board of Directors, and all expenses of this solicitation will be paid by the Company. In addition to solicitation of proxies by use of mail, the directors, officers, and regular employees of the Company may solicit proxies. Such persons will receive no additional compensation for such services. The Company has requested that brokerage houses, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. The Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such request.

                       ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

     The Board of Directors of the Company has selected R. D. Cash, James A. Harmon, William N. Jones, Neal A. Maxwell, and Gary G. Michael as the nominees for whom shares of common stock represented by the enclosed proxy will be voted, unless otherwise specified on the proxy. All of the nominees currently serve as directors of the Company.

     The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director. However, in the event that any nominee is unwilling or unable to serve as a director, the proxy holders named in the enclosed proxy may vote, in their discretion, for any other person. The directors elected at the Annual Meeting will serve three-year terms.

     Information concerning the nominees for election as directors and the current directors of the Company whose terms will continue after the Annual Meeting is set forth below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement. Share information is correct as of March 1, 1995.

                             Nominees

[Picture]           Mr. R. D. Cash has served as the Company's President
               and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 52, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation, a director of Associated Electric and Gas Insurance Services Limited, and as a trustee of Southern Utah University. He is the beneficial holder of 205,279 shares of the Company's common stock, including 39,373 shares under vested stock options and 55,776 shares that are owned by two nonprofit foundations controlled by the Company.

[Picture]           Mr. James A. Harmon is Chairman and Chief Executive
               Officer of Wertheim Schroder & Co. Incorporated (investment bankers). Mr. Harmon, age 59, has been a director of the Company since 1976 and also serves as a director of Schroder plc, The Rank Organization, the United Way of New York City, the New York City Partnership (principal vehicle for private sector activities to improve New York City's economic and social health), and as a trustee of Brown University. He is the beneficial holder of 26,564 shares of the Company's common stock, including 2,550 shares under vested stock options.

[Picture]           Mr. William N. Jones is Chairman of the Board, Lite
               Touch, Inc. (residential lighting systems). Mr. Jones, age 68, has been a director of the Company since 1981.
               He is a trustee of Intermountain Health Care, Inc. He is the beneficial holder of 10,118 shares of the Company's common stock, including 1,400 shares under vested stock options.

[Picture]           Mr. Neal A. Maxwell is a member of the Council of
               the Twelve for the Church of Jesus Christ of Latter-day Saints. Mr. Maxwell, age 68, has been a director of the Company since 1968 and also serves as a director of Deseret News Publishing Company and as a trustee of Brigham Young University. He is the beneficial holder of 12,793 shares of the Company's common stock, including 11,550 shares under vested stock options.

[Picture]           Mr. Gary G. Michael is Chairman and Chief Executive
               Officer of Albertson's, Inc. and has served in this position since February 1, 1991. He served as Vice Chairman of the Board and as Chief Financial and Corporate Development Officer of Albertson's from 1984 to January 31, 1992. Mr. Michael, age 54, was appointed to serve as a director of the Company effective February 1, 1994 to fill a vacancy on the Board. He is a director of Albertson's and a member of the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Michael is the beneficial holder of 1,200 shares of the Company's common stock, including 700 shares under a vested stock option.

        Continuing Directors (Present Term Expires in 1996)

[Picture]           Mr. Dixie L. Leavitt is the founder and Chairman of
               the Board, Leavitt Group Agency Association (a group of approximately 45 separate insurance agencies located in six western states). Mr. Leavitt, age 65, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions First National Bank. Mr. Leavitt is the beneficial holder of 16,503 shares of the Company's common stock, including 10,500 shares under vested stock options.

[Picture]           Mrs. Mary Mead is a rancher in Jackson, Wyoming.
               Mrs. Mead, age 59, has served as a director of the Company since 1990 and also serves as a director of Jackson State Bank. She is the beneficial holder of 10,700 shares of the Company's common stock, including 1,400 shares under vested options.

[Picture]           Mr. D. N. Rose is President and Chief Executive
               Officer of Mountain Fuel Supply Company (a subsidiary of the Company engaged in retail natural gas distribution). He has served in this position and as a director of the Company since 1984. Mr. Rose, age 50, is also a trustee of Westminster College and a director of Key Bank of Utah. He is the beneficial holder of 60,865 shares of the Company's common stock, including 26,950 shares under vested options.

        Continuing Directors (Present Term Expires in 1997)

[Picture]           Mr. U. Edwin Garrison is Chairman of Thiokol
               Corporation, a position he has held since July of 1991. He also served as Chief Executive Officer of Thiokol from July of 1991 to July of 1993 and as President of Thiokol from July of 1989 to July of 1992. Mr. Garrison, age 67, has served as a director of the Company since 1991 and is also a director of Thiokol Corporation and First Security Corporation. He is the beneficial owner of 11,589 shares of the Company's common stock, including 1,400 shares under vested stock options.

[Picture]           Mr. W. Whitley Hawkins is the owner of a consulting
               firm, Hawkins Bricker International, that owns Pride Products, Inc., a manufacturer of chemical coating products. He was formerly President and Chief Operating Officer of Delta Air Lines from May of 1991 to March of 1993. He also served Delta Air Lines as Executive Vice President, Marketing and Stations, August 1990 to May 1991; and as Senior Vice President, Marketing, May 1985 to August 1990. Mr. Hawkins, age 63, has served as a director of the Company since 1991 and also serves on the advisory council of Trust Company Bank and Trust Company of Georgia, as a director of Fleet Mortgage Group, and as a senior advisor to the American International Group. He is the beneficial owner of 5,120 shares of the Company's common stock, including 4,900 shares under vested stock options.

[Picture]           Mr. Robert E. Kadlec is President and Chief
               Executive Officer of BC Gas Inc. Mr. Kadlec, age 61, has been a director of the Company since 1987 and is also a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., Bank of Montreal, British Pacific Properties Ltd., and International Forest Products Ltd. He is the beneficial owner of 15,350 shares of the Company's common stock, including 11,550 shares under vested stock options.

[Picture]           Mr. Harris H. Simmons has been the President and
               Chief Executive Officer of Zions First National Bank and Zions Bancorporation since May of 1990. He has served as President of Zions Bancorporation since April of 1986 and is also a director of Zions Bancorporation. He is the son of Roy W. Simmons, a senior director of the Company who was a director of the Company from 1968 to 1992. Mr. Simmons, age 40, has served as a director since November 1, 1992, when he was appointed to fill a vacancy. He serves as a trustee of Salt Lake Community College. Mr. Simmons is the beneficial owner of 2,700 shares of the Company's common stock, including 2,100 shares under vested stock options.

           INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

     The Board of Directors is responsible for the Company's overall affairs. To assist with this responsibility, the Board has established several standing committees.

     The Executive Committee is vested with the authority to act as the Board of Directors in managing the affairs of the Company. Although this Committee has very broad powers, it meets only infrequently when it would be impractical to call a meeting of the full Board. Neal A. Maxwell serves as the Chairman of this Committee; other members include
R. D. Cash, U. Edwin Garrison, James A. Harmon, and W. Whitley Hawkins. The Executive Committee did not hold any meetings during 1994.

     The Finance and Audit Committee of the Board of Directors is currently chaired by U. Edwin Garrison. Other members of this Committee include James A. Harmon, William N. Jones, Robert E. Kadlec, Dixie L. Leavitt, Neal A. Maxwell, and Harris H. Simmons. During fiscal year 1994, the Finance and Audit Committee held two meetings, at which time the members reviewed financial statements, conferred with the Company's internal auditors and representatives of the external auditors concerning their respective examinations of the Company, and reviewed reports prepared for the Board of Directors.

     The Company's Board of Directors also has a Management Performance Committee with W. Whitley Hawkins serving as the current Chairman. Other members of this Committee include U. Edwin Garrison, James A. Harmon, William N. Jones, Robert E. Kadlec, Mary Mead, and Gary G. Michael. During 1994, the Committee held two meetings. The Committee reviews the salary and compensation arrangements paid the Company's officers and makes recommendations to the Board of Directors concerning such arrangements, administers the Stock Option Plan and the Long-Term Stock Incentive Plan, and makes recommendations about the employees chosen to participate in the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation Committee.") A report from this Committee concerning executive compensation is set forth later in this document.

     The Company has a Nominating Committee consisting of R. D. Cash (Chairman), Robert E. Kadlec, Dixie L. Leavitt, Mary Mead, and Harris H. Simmons. This Committee was organized to select individuals for nomination as directors. The Nominating Committee held one meeting in 1994. Although the Nominating Committee will consider responsible recommendations by stockholders concerning nominees, it has not established any formal procedures for considering such nominees. The Company's Bylaws do specify procedures to follow if shareholders want to nominate candidates for election as directors at an annual meeting.

Attendance at Board and Committee Meetings

     The Company's Board of Directors held four regular meetings during 1994; Board Committees held a total of seven meetings (including two meetings of special purpose committees not described above). With the exception of Mr. Jones, all of the directors attended at least 75 percent of the aggregate of the meetings of the Board and of the meetings of the Committees on which they serve. Mr. Jones attended 5 of 7 or 71 percent of Board and Committee meetings to which he was invited. He missed two meetings held on one day as a result of prior commitments. The overall attendance at Board and Committee meetings was 97 percent.

Directors' Compensation

     Messrs. Cash and Rose do not receive any remuneration for service as directors of the Company. They do, however, receive fees for service as directors of the Company's affiliates. All other directors are paid an annual fee of $12,000, payable in 12 monthly installments. (The annual fee paid to directors was increased from $10,800 as of June 1, 1994.) They also receive fees of $800 (increased from $700 as of June 1, 1994) for each Board meeting attended. With the exception of Mr. Cash, the Chairman of each Board Committee receives a fee of $750 (increased from $600 as of June 1, 1994) for meetings of the Committee chaired by him. Other directors receive a fee of $600 (increased from $500 as of June 1, 1994) for each Committee meeting attended.

     The Company and its major affiliated companies each have a Deferred Compensation Plan for Directors, under which directors can elect to defer all or any portion of the fees received for service as directors until their retirement from such service and can choose to have the deferred amounts earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock. (The term phantom stock refers to accounting entries that parallel the value of the Company's common stock. Directors choosing the phantom stock option are credited with the same number of shares and fractional shares that could have been purchased using the closing price of the Company's common stock on the date such fees would have been payable. The account balances are also credited with "shares" purchased with reinvested "dividends." Upon retirement, directors receive the cash equivalent of these phantom shares.) During 1994, several directors of the Company and its affiliates chose to defer receipt of the compensation earned by them for their service.

     The directors, other than Messrs. Cash and Rose, are also eligible to participate in the Stock Option Plan for Directors (Directors' Plan), which was approved by the Company's stockholders in May of 1987 and amended with shareholder approval effective March 1, 1991. Under the terms of this nondiscretionary plan, nonemployee voting directors receive nonqualified stock options at the first regular meeting of the Board of Directors held each year to purchase shares of the Company's common stock using the closing price of such stock on the date of grant as the exercise price. The number of shares covered by the options granted to directors is specified in the plan. Optionees, under the terms of the Directors' Plan, can use cash or other shares of the Company's common stock (valued at the closing price of such stock on the exercise date) as consideration.

     On February 14, 1995, 10 nonemployee voting directors of the Company received nonqualified stock options to purchase a total of 29,800 shares of the Company's common stock at an exercise price of $27.375 per share. Each eligible director, with the exception of Messrs. Garrison, Hawkins, and Maxwell, received a nonqualified stock option to purchase 2,800 shares. Messrs. Garrison, Hawkins, and Maxwell each received options to purchase 3,400 shares reflecting their added responsibilities as Chairmen of Board Committees. (These options will not begin to vest until August 14, 1995; consequently, the shares covered by the options are not included in the shares reported for the directors.)

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

     In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if he is actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee. The former Chief Executive Officer may serve out the remainder of his term once he retires as an active employee.

Certain Relationships and Related Transactions

     Mr. Jones serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1994, the Company and its subsidiaries paid IHC a total sum of $397,019 in administrative fees.

     Mr. Kadlec is the President and Chief Executive Officer of BC Gas Inc. The Company and BC Gas, through subsidiaries, are each owners of FuelMaker Corporation, a Canadian corporation that manufacturers and markets small natural gas compressors for use with natural gas vehicles. BC Gas also has several gas supply contracts with Universal Resources Corporation (a subsidiary of the Company) to purchase gas during portions of the 1994-95 winter heating season and also has long-term contracts with Questar Pipeline Company (another subsidiary of the Company) for storage service.

Compensation Committee Interlocks and Insider Participation

     Mr. Harmon is Chairman and Chief Executive Officer of Wertheim Schroder & Co. Incorporated, an investment banking firm that has served the Company and its affiliates as an underwriter and agent in the past and is expected to serve the Company in such capacities in the future. He is a member of the Management Performance Committee. Other members of the Management Performance Committee include Messrs. Garrison, Hawkins, Jones, Kadlec, and Michael and Mrs. Mead.

                      EXECUTIVE COMPENSATION

     The following Summary Compensation Table lists annual and long-term compensation earned by Mr. Cash and the other four most highly compensated officers during 1992, 1993, and 1994.

                          Summary Compensation Table

                            Annual Compensation    Long-Term Compensation

     Name and         Base                         Restricted           All Other
Principal Position    Year    Salary($) Bonus($) 1 Stock        Options Compensation($)3
                                                   Awards ($) 2 (#)
R. D. Cash            1994    377,667   126,011    89,407       30,000  49,335
Chairman, President   1993    363,533    99,899    89,271       30,000  43,099
Chief Executive       1992    347,900    91,008    83,478       30,000  38,493
Officer

D. N. Rose            1994    209,500    36,061   36,053        19,000  21,713
President and Chief   1993    200,417    38,572   38,525        19,000  18,786
Executive Officer     1992    190,833    31,388   31,358        19,000  17,002
Mountain Fuel Supply
Company

C. M. Heiner          1994    208,983    55,264   39,256        19,000   21,891
Senior Vice President 1993    199,833    40,613   40,604        19,000   18,983
                      1992    190,417    31,597   31,560        17,000   16,786

A. J. Marushack       1994    201,333    39,254   39,201        19,000   20,671
President and Chief   1993    191,217    31,867   31,847        19,000   18,164
Executive Officer     1992    180,583    28,917   28,875        18,000   16,130
Questar Pipeline
Company

G. L. Nordloh         1994    164,583    44,127   45,333         22,000   20,658
President and Chief   1993    161,500    47,804   43,313         20,000   18,065
Executive Officer     1992    158,500    49,030   49,203         19,000   14,994
Celsius Energy
Company, Universal
Resources Corporation
and Wexpro Company

     1/Amounts listed under this heading for 1994 include cash payments awarded under the 1994 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 1994 general employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company (E&P Plans), and special cash bonuses awarded when a business unit was sold during 1994. The amounts listed for earlier years include similar items.

     2/Amounts under this heading for 1994 include the value (as of the grant date) of any shares of restricted stock granted in 1995, in lieu of cash, as partial payment of bonuses earned under the 1994 AMIPs and the value of any shares of restricted stock granted in connection with the 1994 E&P Plans. All shares of restricted stock vest in two annaul equal installments with the first installment occurring on the first anniversary of the grant date and the second occurring one year later. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1994, Mr. Cash had 4,279 sharesof resticted stock having a market value of $117,673; Mr. Rose had 1,766 shares having a market value of $48,565; Mr. Heiner had 1,835 shares worth $50,463; Mr. Marushack had 1,511 shares worth $41,553; and Mr. Nordloh had 2,227 shares worth $61,243.

     3/Amounts listed under this heading include employer matching and nonmatching contributions to the Employee Investment Plan (formerly the Employee Stock Purchase Plan), matching "contributions" to the Deferred Share Plan, above-market earnings credited to the deferred compensation accounts for Messrs. Cash and Nordloh in 1994, and directors' fees. The figures opposite Mr. Cash's name include $8,345 in contributions to the Employee Investment Plan for 1994, $12,228 for 1993, and $10,499 for 1992. They also include directors' fees amounting to $18,300 for 1994, $15,600 for 1993, and $16,000 for 1992; matching contributions to the Deferred Shares Plan of $22,687 for 1994, $15,271 for 1993, and $11,994
for 1992; and above-market earnings of $3 to his deferred compensation account in 1994. The figures opposite Mr. Rose's name include $8,345 in contributions to the Employee Investment Plan for 1994, $12,228 for 1993, and $10,499 for 1992. They also include directors' fees amounting to $6,100 for 1994, $5,200 for 1993, and $5,600 for 1992, and matching contributions to the Deferred Share Plan of $7,268 for 1994, $1,358 for 1993, and $903 for 1992. The figures opposite Mr. Heiner's name include $8,345 in contributions to the Employee Investment Plan for 1994, $12,228 for 1993, and $10,499 for 1992. They also include directors' fees of $6,100 for 1994, $5,200 for 1993, and $5,200 for 1992 and
matching contributions to the Deferred Share Plan of $7,446 for 1994, $1,555 for 1993, and $1,087 for 1992. The figures opposite Mr. Marushack's name include $8,345 in contributions to the Employee Investment Plan for 1994, $12,228 for 1993, and $10,499 for 1992. They also include directors' fees of $6,100 for 1994, $5,200 for 1993, and $5,200 for 1992 and matching contributions to the Deferred Share Plan of $6,226 for 1994, $736 for 1993, and $431 for 1992. The figures opposite Mr. Nordloh's name include $8,345 in contributions to the Employee Investment Plan for 1994, $11,845 for 1993, and $9,794 for 1992. They also include directors' fees of $6,100 for 1994, $5,200 for 1993, and $5,200 for 1992 and matching contributions to the Deferred Share Plan of $6,198 for 1994 and $1,020 for 1993; and above-market earnings of $15 credited to his deferred compensation account in 1994.

     The following table lists information concerning the incentive stock options that were granted to Messrs. Cash, Rose, Heiner, Marushack, and Nordloh during 1994 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1994.

                      Option/SAR Grants in Last Fiscal Year

                          % of Total
               Options  Options Granted  Exercise or
               Granted  to Employees in  Base Price  Expiration   Grant Date
Name             (#)1   Last Fiscal Year ($/Share)   Date         Value ($)2
R. D. Cash      30,000              8.0      31.50   2/8/2004     203,175
D. N. Rose      19,000              5.0      31.50   2/8/2004     128,678
C. M. Heiner    19,000              5.0      31.50   2/8/2004     128,678
A. J. Marushack 19,000              5.0      31.50   2/8/2004     128,678
G. L. Nordloh   22,000              5.8      31.50   2/8/2004     148,995

     1/These incentive stock options vest in four annual, equal installments, with the first installment exercisable as of August 8, 1994. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised for three months following a participant's approved retirement and 12 months following a participant's death or disability.

     2/When calculating the present value of options granted in 1994, the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 22.27 percent, a risk free interest rate of 6.5 percent, a dividend yield of 4.4 percent and a vesting discount of 5.7 percent. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

     The following table lists information concerning the stock options that were exercised by Messrs. Cash, Rose, Heiner, Marushack, and Nordloh during 1994 and the total options and their value held by each at year-end 1994.

             Aggregated Option/SAR Exercises in Last Fiscal Year
               and Fiscal Year-End Option/SAR Values

             Shares                 Number of Unexercised      Value of Unexercised,In-
             Acquired or  Value     Options/SARs at Year-End   the-Money Options/SARs
             Exercised    Realized1                (#)2             at Year-End ($)
Name               (#)        ($)   Exercisable Unexercisable  Exercisable  Unexercisable

R. D. Cash           0          0      39,373        45,000       132,875      59,063
D. N. Rose           0          0      26,950        28,500       100,013      37,406
C. M. Heiner         0          0      13,750        28,000        33,469      33,469
A. J. Marushack      0          0      39,750        28,250       224,063      35,438
G. L. Nordloh    4,750     16,124      10,500        31,250             0      37,406

     1 The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price.
The value is equal to the amount of ordinary income recognized by each officer. The current value of the shares may be higher or lower than the aggregate value reported in the table.

     2 At year end 1994, there were no outstanding stock appreciation rights (SARs), which have not been granted since February of 1989.

Retirement Plans

     The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1994, and, if necessary, the Company's Supplemental Executive Retirement Plan (the SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1994 and do not include Social Security benefits. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits.

                        Pension Plan Table

Highest Consecutive      Years of Service
Three-Year Average
Annual Compensation        15         20       25       30        35
        $200,000      $54,956    $73,274  $91,593  $96,593  $101,593
         250,000       69,206     92,274  115,343  121,593   127,843
         300,000       83,456    111,274  139,093  146,593   154,093
         350,000       97,706    130,274  162,843  171,593   180,343
         400,000      111,956    149,274  186,593  196,593   206,593
         450,000      126,206    168,274  210,343  221,593   232,843
         500,000      140,456    187,274  234,093  246,593   259,093
         550,000      154,706    206,274  257,843  271,593   285,343

     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age.
(The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     The "final average earnings" (the average annual earnings of the three highest-paid consecutive years of service) for purposes of calculating retirement benefits for the executive officers named above is as follows: for Mr. Cash, $532,824; for Mr. Rose, $265,082; for Mr. Heiner, $268,821; for Mr. Marushack, $251,612; and for Mr. Nordloh, $242,064. The officer's base salary, cash bonus payments, and value of restricted stock (paid in lieu of cash) reported in the Summary Compensation Table would be included in the calculation of the officer's final average earnings. The amounts reported in the Summary Compensation Table are somewhat different than the final average earnings figures because the latter figures include actual cash payments when made, not when earned, and the value of restricted stock when distributed, not granted. Dividends on the restricted shares are also included in the officer's final average earnings, but are not reported in the table.

     These executive officers all participate in the Company's Executive Incentive Retirement Plan (the EIRP), described below, and may receive supplemental monthly payments after retirement in accordance with such plan. The years of service for the individuals listed in the Summary Compensation Table are 19 years for Mr. Cash, 26 years for Mr. Rose, 24 years for Mr. Heiner, 37 years for Mr. Marushack, and 11 years for Mr. Nordloh.

     The Company and its affiliates adopted the EIRP for officers in 1979. Under this nonqualified plan, a participant will receive monthly payments upon retirement equal to 10 percent of the highest average monthly base salary paid to the officer during any period of 36 consecutive months of employment. The plan also provides for a family benefit in the event of an officer's death. Messrs. Cash, Rose, Heiner, and Marushack have satisfied the 15 years of service required and have a vested right to receive benefits. Mr. Nordloh has been nominated to participate in the plan, but has not satisfied the years of service requirement. Based on current compensation, the annual benefits payable to the named officers under this plan are as follows: Mr. Cash, $36,303; Mr. Rose, $20,025; Mr. Heiner, $19,974; and Mr. Marushack,
$19,104.

     Any benefits payable under the SERP are offset against payments for the EIRP. Consequently, an officer would not receive any benefits from the SERP unless his benefit under the EIRP was less than the difference between what he could be paid under the Company's Retirement Plan at the date of his retirement and what he would have earned under such plan absent federal tax limitations. Given this relationship between the two nonqualified plans and the annual compensation cap of $150,000 applicable to the Retirement Plan as of January 1, 1994, the amounts listed in the table above do not include benefits payable under the EIRP.

Executive Severance Compensation Plan

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a voluntary or involuntary termination of their employment, provided that they have continued working or have been agreeable to continue working for six months following a potential change in control of the Company. This plan was adopted in 1983 by Mountain Fuel, was assumed by the Company as of October 2, 1984, and was amended and restated effective January 1, 1986. The amended plan also contains a provision that limits compensation and benefits payable under the plan to amounts that can be deducted under Section 280G of the Internal Revenue Code of 1986.

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows:
$796,000 to Mr. Cash; $480,000 to Mr. Rose; $440,000 to Mr. Heiner;
$460,000 to Mr. Marushack; and $470,000 to Mr. Nordloh. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is deemed to occur once any person becomes the beneficial owner, directly or indirectly, of securities representing 20 percent or more of the Company's outstanding shares of common stock.

                CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return1 of the Company's common stock with the cumulative total returns of a peer group index of diversified natural gas companies prepared and published by Value Line, Inc.2, and of the S&P Composite-500 Stock Index.

[The graph has three lines connecting the points in the following table.]

            1989     1990     1991     1992     1993     1994
Questar     100.00    99.68   123.65   158.79   206.38   178.55
S & P 500   100.00    96.83   126.41   136.25   150.00   151.97
Peer Group  100.00    83.42    78.60    92.91   111.69   100.74

     1 Assumes $100 invested at the close of trading on December 31, 1989 in the Company's common stock, the published index of peer companies, and the S&P 500 Index. Also assumes the dividends are reinvested. For 1994, the Company had a negative return of 13.5 percent compared to a return of 1.3 percent for the S&P 500 Index and a negative return of 9.8 percent for the published peer group index. For the five-year period, the Company had an average annual return of 13.7 percent compared to a five-year average return of 9.3 percent for the S&P 500 Index, and a five-year average return of .13 percent for the published peer group index.

     2 The Company chose this index of diversified natural gas companies because it is a published and widely-used index.

            COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (the "Committee") is a Committee of outside directors that is chaired by W. Whitley Hawkins. Other members include U. Edwin Garrison, James A. Harmon, William N. Jones, Robert E. Kadlec, Mary Mead, and Gary G. Michael. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The Committee is also responsible for monitoring the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Company believes that such programs also motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. It is the Committee's opinion that the total compensation earned by the Company's officers in 1994 achieves these objectives and is fair and reasonable.

     Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies. The Committee was pleased that the Company performed as well as it did in 1994, despite weather that was 9 percent warmer than normal and a 30 percent decrease in natural gas prices between the first and fourth quarters of 1994. The Company exceeded its target objective for return on equity and its minimum performance objective for net income in 1994. On a consolidated basis, the Company's consolidated earnings available for common increased by nearly $6 million between 1993 and 1994. As is shown on the performance graph, the Company achieved a five-year average return of 13.7 percent for the period ending December 31, 1994, despite a negative return of 13.5 percent in 1994.

     The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and the Senior Vice Presidents (a group that includes W. F. Edwards, as the Company's Senior Vice President and Chief Financial Officer, in addition to the officers listed in the Summary Compensation Table). The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers. The most recent audit was completed by William M. Mercer, Inc. (Mercer) in December of 1994. The Committee also reviews executive compensation surveys, including an annual survey on executive compensation sponsored by the American Gas Association (AGA) and several compensation surveys published by consulting firms.

     The Mercer audit compared the Company's base salaries, bonus programs, stock option plans, and perquisites with survey and proxy data. When reviewing proxy data, Mercer consultants used designated groups of peer companies for the Company on a consolidated basis and for each of the Company's three primary business units. (The entities used in the Company's shareholder return graph are diversified natural gas companies. Most, but not all of these organizations were included in Mercer's data, which in turn included many more comparisons than are used in the graph published by Value Line.) Mercer consultants also reviewed the Company's severance and nonqualified compensation plans.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these aspects of the total program is discussed in greater detail below.

Base Salaries

     Base salaries for the Company's officers, including those named in the Summary Compensation Table, are reviewed on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. Merit increases are generally based on merit compensation programs in place for the employees of the various business units. The merit increases awarded to Mr. Cash and other officers are based on an assessment of each officer's individual performance, years of experience, and comparison with survey data and have been in line with, or below, the overall merit budget guidelines adopted for other employees.

     On March 1, 1994, Mr. Cash received an overall merit increase of
3.83 percent on his base salary (from $366,000 to $380,000) after the Committee determined that Mr. Cash's base salary was below the 50th percentile of AGA survey data for comparable positions in integrated natural gas companies. The Mercer report concluded that the base salaries paid to the named officers were below both the average and the 50th percentile of survey and proxy data, although the base salaries paid to the Company's other officers were competitive or above the average and 50th percentile of survey data. Consequently, the Board of Directors, on the Committee's recommendation, approved an overall merit increase of 4.74 percent for Mr. Cash effective March 1, 1995 (from $380,000 to $398,000). Mr. Cash participates in the general employee incentive compensation plan adopted by the Company's E&P affiliates. Consequently, a portion of Mr. Cash's base salary ($48,500) has been frozen since March 1, 1990, and a portion of his new base salary ($58,500) will be frozen through February of 1998.

Annual Bonuses

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. The Company and its affiliates adopted an annual incentive compensation plan in 1982 and have consistently used the framework of this plan for the past 12 years. The Committee reviews and approves minimum (85 percent), target (100 percent), and maximum (125 percent) performance levels for each specified performance objective. Factors are assigned to these performance objectives and the resulting factors are multiplied to obtain an overall factor which, in turn, is multiplied against the target bonus. A participant cannot earn more than 141 percent of his target bonus. Annual bonuses are directly linked to the key financial and operating objectives for the major business units and for the Company on a consolidated basis.

     The Committee, at a meeting held in February of 1994, approved 1994 performance objectives for the Company and each major business unit.
The performance results for the Company, on a consolidated basis, were specified net income, return on equity, and corporate operating and maintenance expense goals. The performance results for each major business unit included at least one financial goal, i.e., net income or net income and return on equity, and at least one operating efficiency goal. The performance objectives for Mountain Fuel Supply Company, in addition to net income and return on equity, included a customer service rating and a productivity standard (year-end customers per average full-time employee). The performance objectives for Questar Pipeline Company, in addition to net income and return on equity, included an operating efficiency standard of net operating income divided by average full-time employees. The performance objectives for the Company's exploration and production units included net income, return on equity, and five-year average finding costs.

     The Committee also approved target bonuses for each officer. Mr. Cash's target bonus for 1994 was set at 40 percent of his base salary; the 1994 target bonus for each of the remaining highest compensated officers was set at 30 percent of his base salary. A portion of Mr. Cash's target bonus was allocated to the performance of each major business unit. The target bonuses for Messrs. Rose, Marushack, and Nordloh were evenly split between the performance goals for their respective business units and consolidated performance. All of Mr. Heiner's target bonus was tied to consolidated results.

     In 1994, the Company, on a consolidated basis, exceeded the target performance objective for return on equity, i.e., 13.7 percent, and exceeded the minimum performance objective for net income, i.e., $82 million. It also satisfied the goal to reduce corporate operating and maintenance expense below a specified dollar figure. Consequently, the Company's officers received bonuses based on an overall payout factor of 130 percent. Mountain Fuel satisfied its minimum net income and return on equity goals and exceeded its target customer service rating percentage and customer per employee numbers. Messrs. Cash and Rose earned bonuses equal to 108 percent of their target bonuses allocated to Mountain Fuel. Questar Pipeline exceeded its target net income and return on equity goals and exceeded its maximum operating efficiency goal. Messrs. Cash and Marushack earned bonuses equal to 141 percent of their target bonuses allocated to Questar Pipeline's 1994 performance objectives. Wexpro exceeded its target performance objectives for net income and return on equity. Messrs. Cash and Nordloh earned bonuses equal to 141 percent of their target bonuses allocated to Wexpro's performance objectives. Finally, Celsius and Universal Resources exceeded their combined minimum net income goals and their combined minimum five-year average finding cost goal. Messrs. Cash and Nordloh earned bonuses equal to 78 percent of their target bonuses allocated to these objectives.

     Mr. Cash earned a bonus of $178,820 for the performance of the Company and its affiliates under the Company's 1994 Annual Management Incentive Plan, or an overall 121 percent of his target bonus of $146,400. Of this amount, $89,413 was paid in cash; the remainder of the bonus was paid in 3,266 shares of the Company's restricted stock that will vest in equal annual installments in February of 1996 and February of 1997. (During the restricted period, Mr. Cash will receive dividends on these shares; the dividends will be treated as additional compensation.) For 1994, he was eligible to receive up to 25 percent of his frozen salary ($48,500) if the Company's exploration and production affiliates achieved specified performance objectives. He earned two cash bonuses of $7,500 and $4,098 for his participation in two separate general employee compensation plans adopted by the Company's exploration and production affiliates. In addition, Mr. Cash received an extraordinary bonus of $25,000 when the Company's specialized mobile radio subsidiary was sold during 1994. (The 1994 bonus figure listed for Mr. Cash in the Summary Compensation Table includes the cash bonus payments identified above. The value of the restricted shares granted to him in 1995 for 1994 performance is listed under the restricted stock column.)

     In February of 1995, the Committee approved annual performance objectives for the Company, on a consolidated basis, and each of its major business units. The Committee used the same categories for 1995 performance measurements as were used in 1994. The 1995 performance objectives were set after the Committee reviewed actual results for 1994 and budget numbers for 1995 and are generally higher than 1994 results and 1995 budget expectations.

     In response to recommendations made by Mercer consultants, the Committee also changed the allocation between consolidated and business unit goals from a 50/50 split to a 40/60 split for officers who preside over such business units. The Committee accepted a Mercer recommendation to factor individual performance into the calculation of bonus payments earned by the named officers and any other participant who has a target bonus in excess of $10,000. For 1995 and subsequent years, 20 percent of the bonuses "earned" by these participants by reference to the specified performance objectives will be aggregated in a pool for allocation based on an assessment of individual performance.

     The Mercer report also noted that target awards for the named officers were below comparable market data, but that actual bonuses paid to such officers were generally at or above the average survey data due to the Company's outstanding financial and operating performance during the last several years. Mercer consultants recommended that the target awards to the five named officers be increased to a higher percentage of base salary.

     The Committee set Mr. Cash's 1995 target bonus at 45 percent of his base salary in effect at the time, or $171,000. A portion of his target bonus was again allocated to the performance of each major business unit. The 1995 target bonuses for Messrs. Rose, Heiner, Marushack, and Nordloh were set at 40 percent of each officer's base salary. The target bonuses were increased in response to recommendations made in the Mercer report, which, in turn, were based on survey data and proxy statement information.

Stock Options

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. The Committee considers the recommendations made by the Company's senior officers for participants other than Mr. Cash, but independently determines Mr. Cash's stock option. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does increase the size of grants when participants are promoted to new positions or achieve noteworthy accomplishments. Mr. Nordloh, for example, has received larger option grants than the Company's other Senior Vice Presidents to recognize his role in the significant achievements of the Company's exploration and production operations and the impact of these successful operations on the Company's consolidated results and stock price. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

     The Committee historically has granted nonqualified stock options, but determined to use incentive stock options in 1994 because the differential between capital gains and ordinary income had increased and because the tax advantages associated with nonqualified stock options for the Company were minimized, as a result of the Company's inability to use all of its tax credits. Incentive stock options were also granted in 1995.

     Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     Based on recommendations made in the Mercer report, the Company recently adopted stock ownership guidelines for officers. Mr. Cash's stock ownership guideline is to own shares that have a value equal to four - five times his base salary. Mr. Cash currently satisfies the ownership guideline. The stock ownership guideline for the other officers in the Summary Compensation Table is three - four times their respective base salaries.

     According to the Company's information, Mr. Cash, with 105,411 shares (excluding options, shares controlled for his son, and shares held by two nonprofit foundations for which Mr. Cash has voting power), is the largest individual shareholder of record. As a group, the Company's five highest paid officers actually own 273,394 shares of stock and have vested options to purchase 130,323 shares of stock.

     As the President and Chief Executive Officer, Mr. Cash has consistently received the largest stock option grant. Information concerning the stock options granted to Mr. Cash and the other four named officers in 1994 is included in the table labeled "Option/SAR Grants in Last Fiscal Year." The table labeled "Aggregated Option/SAR Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1994 and the year-end value of their remaining stock options. The decline in the Company's stock price during 1994 resulted in a significant decrease in the number of option shares purchased by the officers and a significant decrease in the value of such shares at year end.

     The Mercer report contained a general guideline that stock options be tied to a base salary multiple using the face value of the stock at the time of grant. The Committee chose to modify this recommendation by formalizing multiples among the participants, using a base of 10,000 shares, rather than tying to stock price. The Committee determined that Mr. Cash's multiple should be three, or 30,000 shares.

     In February of 1995, Mr. Cash received a grant to purchase 30,000 shares of the Company's stock at a fair market price of $27.375 per share. The number of shares subject to Mr. Cash's 1995 option is equal to the number of shares subject to his options granted in 1992, 1993 and 1994. The 1995 stock options vest in four equal installments with the first installment vesting as of August 14, 1995 and have a ten-year term.

     The Company's compensation program also includes qualified and nonqualified plans to provide retirement benefits. The Committee believes that officers should be kept "whole" with respect to qualified plans that contain restrictions that penalize them from the benefit of full participation. Consequently, the Company has two nonqualified plans, the Supplemental Executive Retirement Plan and the Deferred Share Plan, that provide benefits to the highest compensated employees "equal" to those lost as a result of restrictions in the Company's qualified plans,the Retirement Plan and the Employee Investment Plan.

Miscellaneous

     During 1993, the Company's Board of Directors, acting upon a recommendation made by the Committee, adopted a Deferred Compensation Plan that permits all officers to defer the receipt of up to 50 percent of their annual compensation and to have such deferred compensation accounted for with phantom shares of the Company's common stock or at a rate equal to a 10-year Treasury note plus 100 basis points. This Plan was adopted to remain competitive with other employers of similar size and scope.

     The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees but are paid more due to the nature of their responsibilities and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room, or personal use of the Company's airplane.

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code that generally limits the dollar amount of "compensation" paid to the individual executive officers named in the Summary Compensation Table. The primary exception to this limit, which is $1,000,000 for each officer, is for performance-based compensation. The Committee does not anticipate that the compensation paid to executive officers in the form of base salaries and incentive compensation will exceed $1,000,000 per year in the near future, but it is conceivable that an individual officer's compensation could exceed this dollar limit when stock options are included. The ordinary income recognized by executive officers when exercising nonqualified stock options is compensation for purposes of this federal tax provision. Stock options under the Company's Stock Option Plan and Long-Term Stock Incentive Plan currently qualify as performance-based compensation under the proposed regulations adopted by the Treasury Department to interpret Section 162(m).

                                   Management Performance Committee
                                        W. Whitley Hawkins, Chairman
                                        U. Edwin Garrison
                                        James A. Harmon
                                        William N. Jones
                                        Robert E. Kadlec
                                        Mary Mead
                                        Gary G. Michael

       SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the shares of stock beneficially owned by each of the directors, by each of the other named executive officers, and by all directors and executive officers as a group as of March 1, 1995.

                                                       Percent of
     Beneficial Owner      Number of Shares       Outstanding Shares1

Directors:
R. D. Cash 2,3,4,5,6        205,279                   .51%
U. Edwin Garrison 7          11,589                      1
James A. Harmon 7,8          26,564                      1
W. Whitley Hawkins 7          5,120                      1
William N. Jones 7,8         10,118                      1
Robert E. Kadlec 7,9         15,350                      1
Dixie L. Leavitt 6,7         16,503                      1
Neal A. Maxwell 6,7          14,193                      1
Mary Mead 7                  10,700                      1
Gary G. Michael 7             1,200                      1
D. N. Rose 3,4,5             60,865                   .15%
Harris H. Simmons 7           2,700                      1

Nondirector Executive Officers:
C. M. Heiner 3,4,5           61,398                   .15%
A. J. Marushack 3,4,5,6      96,798                   .24%
G. L. Nordloh 3,4,5,6        40,872                   .10%

All directors, senior directors,
 and executive officers
 (20 individuals) 10        784,236                  1.92%

     1 Unless otherwise listed, the percentage of shares owned is less than .1%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

     2 Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 55,776 shares of the Company's common stock. As the Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares.

     3 The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of December 31, 1994 as follows: Mr. Cash, 27,855 shares; Mr. Rose, 14,850 shares; Mr. Heiner, 19,075 shares; Mr. Marushack, 28,050 shares; and Mr. Nordloh, 6,815 shares.

     4 The Company's executive officers have options granted them under the terms of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The number of shares opposite each of their names includes the number of shares each has vested options to acquire within 60 days after March 1, 1995 as follows: Mr. Cash, 39,373 shares; Mr. Rose, 26,950 shares; Mr. Heiner, 13,750 shares; Mr. Marushack, 39,750 shares; and Mr. Nordloh 10,500 shares.

     5 The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1995: Mr. Cash, 4,683 shares; Mr. Rose, 1,928 shares; Mr. Heiner, 2,078 shares; Mr. Marushack, 1,937 shares; and Mr. Nordloh,
2,343 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     6 Of the total shares reported for Mr. Cash, 3,270 are owned jointly with his wife and 4,720 are controlled by him as custodian for his son. Messrs. Leavitt, Marushack, and Maxwell own their shares of record jointly with their respective wives. Some of Mr. Nordloh's record shares are owned by his spouse's family trust.

     7 Messrs. Garrison, Harmon, Hawkins, Jones, Kadlec, Leavitt, Maxwell, Michael, and Simmons and Mrs. Mead have vested nonqualified stock options granted under the terms of the Directors' Plan to purchase shares of common stock as follows: Mr. Garrison, 1,400 shares; Mr. Harmon, 2,550 shares; Mr. Hawkins, 4,900 shares; Mr. Jones, 1,400 shares; Mr. Kadlec, 11,550 shares; Mr. Leavitt, 10,500 shares; Mr. Maxwell, 11,550 shares; Mr. Michael, 700 shares; Mr. Simmons, 1,400 shares; and Mrs. Mead, 1,400 shares.

     8 Mr. Harmon's wife owns 2,000 shares of common stock. Mr. Harmon disclaims any beneficial interest in these shares. Mr. Jones' wife owns 90 shares of the Company's common stock; Mr. Jones disclaims any beneficial interest in the shares owned by his wife.

     9 Mr. Kadlec's wife owns 200 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

     10 The total number of shares reported for this group includes vested options to purchase 269,508 shares of stock. When vested options are excluded, directors and executive officers, as a group, own approximately 1.27 percent of the outstanding shares of the Company's common stock.

               SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 1994, with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of its common stock:

                                       Shares and
Name and                               Nature of
Address of                             Beneficial             Percent
Beneficial Owner                       Ownership              of Class

First Security Bank of Utah N.A.       4,232,694              10.5
79 South Main Street                   Trustee for
Salt Lake City, Utah 84111             Company Employee
                                       Benefit Plans
                                       and Bank 1

Delaware Management Company, Inc.      2,441,300              6.0
1818 Market Street                     Investment Advisor 2
Philadelphia, Pennsylvania 19103


     1 Of this total, First Security beneficially owns 4,122,159 shares in its role as trustee of employee benefit plans sponsored by the Company. Participating employees control the voting of such shares.

     2 On an initial Schedule 13G dated as of December 31, 1994, Delaware Management Company reported sole voting power for 2,232,500 shares, shared voting power for 30,800 shares, sole dispositive power for 2,341,300 shares, and shared dispositive power for 100,000 shares.

                       INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1994 and is expected to continue doing so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be able to respond to questions.

                       STOCKHOLDER PROPOSALS

     The Company must receive proposals from stockholders on or before December 4, 1995, in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company's 1996 Annual Meeting of Stockholders, which is scheduled to be held on May 15, 1996. Any proposal submitted for the proxy materials will be subject to the rules of the Securities and Exchange Commission concerning stockholder proposals.

                ANNUAL REPORT AND FORM 10-K REPORT

     An annual report for the year ending December 31, 1994, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

     The Company will send, without charge, a copy of its 1994 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President and Corporate Secretary, 180 East First South, Salt Lake City, Utah 84111.

                     SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

                           OTHER MATTERS

     The directors and officers of the Company know of no other matters that are likely to be brought before the meeting. If any other business requiring a vote of the stockholders should properly come before the meeting or any adjournment or adjournments thereof, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal. A copy of the Company's Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

     If you do not own shares in your own name, you must bring proof of ownership, e.g., a broker's statement, in order to be admitted to the meeting.

                                   By Order of the
                                   Board of Directors

                                   /s/ Connie C. Holbrook
                                   Connie C. Holbrook
                                   Vice President and Secretary